Exhibit 99.1

Clearfield Appoints Charles N. Hayssen to Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--Clearfield, Inc. (Nasdaq: CLFD) announced today the appointment of Charles (Chip) N. Hayssen to its Board of Directors. Mr. Hayssen has more than 35 years of finance experience serving in multiple executive positions.

The Board of Directors appointed Mr. Hayssen to the Board of Directors and to serve as a member of the Audit Committee and determined that he qualifies as an audit committee financial expert as defined in SEC regulations.

Mr. Hayssen, 58, from September 2007 to the present was a private investor. Prior to that Mr. Hayssen was Chief Operating Officer of AllOver Media, Inc., an out-of-home media company from August 2004 until August 2007. Mr. Hayssen was Chief Financial Officer of ThinkEquity Partners LLC, an equity capital markets firm, from September 2002 to April 2004. Prior to September 2002, Mr. Hayssen was Chief Financial Officer of Access Cash International L.L.C. from February 2000 to November 2001. Previously, Mr. Hayssen held a number of positions over a nineteen-year career with Piper Jaffray Companies Inc., including three years as Chief Information Officer, two years as Chief Operating Officer of Piper Capital Management and seven years as Chief Financial Officer.

About Clearfield, Inc. Clearfield, Inc., formerly APA Enterprises, designs and manufactures the FieldSmart fiber management platform, which includes its latest generation Fiber Distribution System (FDS) and Fiber Scalability Center (FSC). The FDS and FSC product-lines support a wide range of panel configurations, densities, connectors and adapter options and is offered alongside an assortment of passive optical components. Clearfield also provides a complete line of fiber and copper assemblies for controlled and outside plant environments. Clearfield is a public company, traded on Nasdaq: CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

CONTACT:
Clearfield, Inc.
Bruce Blackey, 763-476-6866